Exhibit 99.1

PLX Technology, Inc. Reports First-Quarter 2009 Financial Results

  Oxford Semiconductor Acquisition, All Key Integration Milestones Complete
  Industry-Leading PCI Express Devices Released
  Market Share Gains During Quarter for PCI Express Product Line
  Customer Demand Strong for Consumer Storage Products

SUNNYVALE, Calif.--(BUSINESS WIRE)--May 5, 2009--PLX Technology, Inc. (NASDAQ: PLXT) today announced financial results for the first quarter ended March 31, 2009.

“We continue to see signs of improvement in our business,” said Ralph Schmitt, PLX® chief executive officer. “After a period of inventory reduction at customers and in the channel, we are seeing an increase in orders in some of our end markets. The end customer demand continues to be stronger than the channel order pattern. As the overall economic climate improves, we expect to see a more broad-based increase in our business. The fundamentals of these markets continue to be sound and are still expected to grow faster than the rest of the semiconductor industry. Our connectivity product line was down mostly due to its concentration in a distribution-based industrial and communications customer base.”

For the first quarter ended March 31, 2009, PLX reported net revenues of $16.5 million, a 28 percent decrease from the $22.8 million reported in the first quarter ended March 31, 2008, and a 16 percent increase from the $14.2 million reported in the fourth quarter ended December 31, 2008.

The net loss for the first quarter ended March 31, 2009, was $10.5 million, or a loss of $0.31 per share (diluted). This compares with a net income of $1.1 million, or $0.04 per share (diluted), in the first quarter ended March 31, 2008, and a net loss of $58.3 million, or a loss of $2.08 per share (diluted), in the fourth quarter ended December 31, 2008.

The Company’s gross margin for the first quarter ended March 31, 2009, including the Oxford Semiconductor products, was 54.4 percent, as compared with 60.8 percent for the first quarter ended March 31, 2008, and 59.4 percent for the fourth quarter ended December 31, 2008.

Operating expenses were $18.3 million for the first quarter ended March 31, 2009, as compared with $13.2 million in the first quarter ended March 31, 2008, and $67.4 million in the fourth quarter ended December 31, 2008. Components of the current quarter’s operating expenses include:

	Components of Operating Expense
	For the Three Months Ended March 31, 2009

	Continuing Expense	Non-Continuing Oxford Related	Total as Reported
Research and development	$7,557	$237	$7,794
Selling, general and administrative	5,794	880	6,674
Share-based compensation	330	-	330
Amortization of acquired intangibles	854	-	854
Acquisition related costs	-	2,630	2,630
	$14,535	$3,747	$18,282

At March 31, 2009, cash and investments decreased by $5.5 million to $41.6 million, from $47.1 million at December 31, 2008.

The Oxford Semiconductor transaction was closed at the start of the quarter and the integration activities were largely completed in the quarter. All actions were taken to achieve PLX’s cost-reduction goals for the combined entities by the second quarter. During the first quarter, the Company executed a smooth customer transition and saw the fruition of several key Network Attached Storage (NAS) design wins at tier-1 customers.

PLX continues to maintain its leadership position in PCI Express. During the quarter, the Company introduced its fourth Gen 2 switch family, bringing the total number to more than 40 devices. This family adds Multicast and multi-root capabilities used extensively in the communications, storage and server markets. This family also includes the world’s largest PCI Express switch at 96 lanes.

In addition, the Company sampled the industry’s first PCI Express switch with direct memory access (DMA) capability, which is fast becoming a requirement in high-performance systems in a variety of end markets.

“Even in these difficult times, PLX continued to dominate the PCI Express market during the first quarter, receiving a partnership award from Intel and announcing a relationship with Fusion-io in the high-growth solid state drive (SSD) storage market,” said David Raun, PLX vice president of marketing and business development. “Although the market contracted, our PCI Express revenue remained flat and increased our market share.”

Business Outlook

The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its second-quarter earnings release, although it may provide additional detail regarding its guidance during today’s scheduled conference call.

  Net revenues for the second quarter ended June 30, 2009, are expected to be between $16.5 million and $19.0 million.
  Gross margins are expected to be approximately 55 percent.
  Operating expense will include spending for R&D and SG&A of approximately $14 million, amortization of acquired intangibles of approximately $900,000, and charges for stock-based compensation. The stock-based compensation charge will be significant as we accelerated the future expense associated with underwater stock options that were tendered to the Company on May 1.

PLX management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its first-quarter financial results, as well as its second-quarter outlook. A live Webcast of the conference call will be available through the Investor Relations section of the PLX Website at www.plxtech.com/investors, which also can be heard live via telephone at 913.981.5567. A recorded replay of this Webcast will be available on the PLX Website beginning 5:00 p.m. (PDT) on May 5, 2009, through 5:00 p.m. (PDT) on May 12, 2009. To listen to the replay via telephone, call 719.457.0820 and use access code 4685141.

For the live Webcast, listeners should go to the PLX Web site at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live call.

About PLX

PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is a leading global supplier of high-performance, feature-rich, system-interconnect semiconductors, SoC and software solutions for the communications, storage, server, compute, embedded-control, and consumer markets. The Company provides a competitive advantage through an integrated combination of experience, innovative silicon, powerful design tools, and synergetic global partnerships. These inventive PLX solutions are based on established technologies including PCI Express, USB, SATA, Ethernet, and FireWire that enable our customers to develop equipment with industry-leading performance, scalability, security, and reliability, and bring their designs to market faster.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company’s estimated revenues, estimates of revenues attributable to certain products, estimated expenses, and estimated gross margins for the second quarter of 2009, which are set forth under the caption “Business Outlook.” Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers which use the Company’s products, adverse economic conditions in general or those specifically affecting the Company’s markets, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company’s customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2008, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

PLX TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31	March 31	December 31
	2009	2008	2008

Net revenues	$16,457	$22,755	$14,173
Cost of revenues	7,511	8,912	5,752
Gross margin	8,946	13,843	8,421

Operating expenses:
Research and development	7,903	6,498	6,802
Selling, general and administrative	6,895	6,453	5,416
Acquisition related costs	2,630	-	756
Amortization of purchased intangible assets	854	241	149
Impairment of assets	-	-	54,272
Total operating expenses	18,282	13,192	67,395

Income (loss) from operations	(9,336)	651	(58,974)
Interest income and other, net	48	488	343
Loss on fair value assessment	(1,190)	-	-

Income (loss) before provision for income taxes	(10,478)	1,139	(58,631)
Provision (benefit) for income taxes	19	77	(316)

Net income (loss)	$(10,497)	$1,062	$(58,315)

Basic net income (loss) per share	$(0.31)	$0.04	$(2.08)
Shares used to compute basic per share amounts	33,604	28,707	28,004
Diluted net income (loss) per share	$(0.31)	$0.04	$(2.08)
Shares used to compute diluted per share amounts	33,604	28,867	28,004

PLX TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31	December 31
	2009	2008
	(unaudited)	(unaudited)
ASSETS

Cash and investments	$41,581	$47,127
Accounts receivable, net	7,427	5,712
Inventories	6,916	7,257
Property and equipment, net	11,655	10,590
Goodwill	1,367	-
Other intangible assets	8,202	-
Other assets	10,956	6,574
Total assets	$88,104	$77,260

LIABILITIES

Accounts payable	$5,243	$4,003
Accrued compensation and benefits	1,804	2,360
Accrued commissions	465	475
Other accrued expenses	1,663	1,219
Short term note payable	8,622	-
Long term note payable	1,316	-
Total liabilities	19,113	8,057

STOCKHOLDERS' EQUITY

Common stock, par value	34	28
Additional paid-in capital	142,557	132,159
Accumulated other comprehensive loss	(15)	104
Accumulated deficit	(73,585)	(63,088)
Total stockholders' equity	68,991	69,203
Total liabilities and stockholders' equity	$88,104	$77,260

PLX TECHNOLOGY, INC.
SUPPLEMENTAL DATA (Unaudited)
(in thousands, expect for percent data)

	Three Months Ended
	March 31	March 31	December 31
	2009	2008	2008
Net Revenues by Geography
Americas	23%	28%	27%
Asia Pacific	64%	59%	61%
Europe	13%	13%	12%

	Share-Based Compensation*

	Three Months Ended
	March 31	March 31	December 31
	2009	2008	2008
Manufacturing	$10	$18	$12
Research and development	109	403	290
Selling, general and administrative	221	464	466
	$340	$885	$768
* includes FAS123R option expense and ESOP expense

	Acquisition Related Costs

	Three Months Ended
	March 31	March 31	December 31
	2009	2008	2008
Deal costs	$333	$-	$756
Severance costs	2,020	-	-
Lease impairment	277	-	-
	$2,630	$-	$756

CONTACT:
CommonGround Communications (for PLX)
Editorial:
Jerry Steach, 415-222-9996
jsteach@plxtech.com
or
PLX Technology, Inc.
Arthur O. Whipple, CFO, 408-774-9060
investor-relations@plxtech.com